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EXHIBIT 10.19

Sobrato Standard Lease—March 22, 2002

LEASE BETWEEN

SOBRATO INTERESTS II, a California Limited Partnership

and

CHICAGO PIZZA & BREWERY, INC., a California corporation

Table of Contents:

		Page No.:
ARTICLE 1.	PREMISES	1
1.1	THE PREMISES	1
1.2	CONDITIONS TO LEASE	1
1.3	CONSTRUCTION OF TENANT IMPROVEMENTS	2
	(a) Delivery of Possession and Commencement of Construction	2
	(b) Tenant's Plans and Tenant's Sign Plans	2
ARTICLE 2.	TERM	2
2.1	INITIAL TERM	2
	(a) Definition of Lease Year	2
2.2	LANDLORD'S OPTION TO TERMINATE	2
ARTICLE 3.	RENT	3
3.1	PAYMENT OF RENT	3
3.2	RENT DURING THE TERM	3
ARTICLE 4.	TAXES	3
4.1	REAL PROPERTY TAXES	3
	(a) Payment	3
	(b) Proration	4
	(c) Tax Contest	4
4.2	PERSONAL PROPERTY TAXES	4
ARTICLE 5.	USE	4
5.1	USE OF THE PREMISES	4
5.2	SUITABILITY	4
5.3	USE PROHIBITED	4
	(a) Use of Roof	4
	(b) Overloading of the Premises	5
	(c) Nuisance and Waste	5
	(d) Compliance with Laws	5
5.4	ENVIRONMENTAL MATTERS	5
	(a) Tenant's Responsibility	5
	(b) Tenant's Indemnity Regarding Hazardous Materials	5
	(c) Actual Release by Tenant	6
	(d) Environmental Monitoring	6
ARTICLE 6.	UTILITIES	7
6.1	UTILITY SERVICES	7
6.2	INTERRUPTION OF UTILITY SERVICE	7
6.3	REFUSE SERVICE	7
ARTICLE 7.	MAINTENANCE AND REPAIR	7
7.1	LANDLORD'S MAINTENANCE AND REPAIR	7
7.2	TENANT'S MAINTENANCE AND REPAIR	7

ARTICLE 8.	ALTERATIONS AND ADDITIONS	8
8.1	TENANT ALTERATIONS	8
ARTICLE 9.	ENTRY BY LANDLORD	8
9.1	LANDLORD'S RIGHT OF ENTRY	8
ARTICLE 10.	LIENS	9
10.1	MECHANICS' LIENS	9
ARTICLE 11.	INDEMNITY	9
11.1	TENANT'S INDEMNITY	9
11.2	LANDLORD'S INDEMNITY	10
ARTICLE 12.	INSURANCE	10
12.1	TENANT'S POLICIES OF INSURANCE	10
	(a) Bodily Injury and Property Damage	10
	(b) Tenant's Property Insurance	10
12.2	LANDLORD'S POLICIES OF INSURANCE	10
12.3	POLICY FORM	11
	(a) Blanket Policies	11
12.4	PAYMENT OF LANDLORD'S INSURANCE EXPENSE	11
12.5	WAIVER OF SUBROGATION	11
12.6	TENANT'S USE	12
ARTICLE 13.	DAMAGE AND DESTRUCTION	12
13.1	INSURED RISKS	12
13.2	UNINSURED RISKS	12
13.3	TENANT'S TERMINATION RIGHTS	12
13.4	EXTENT OF OBLIGATION	12
13.5	ABATEMENT OF RENT	13
13.6	DAMAGE NEAR THE END OF THE TERM	13
ARTICLE 14.	EMINENT DOMAIN	13
14.1	TOTAL OR SUBSTANTIAL TAKING	13
14.2	PARTIAL TAKING	13
14.3	ABATEMENT OF RENT	13
14.4	COMPENSATION	13
ARTICLE 15.	OUTSIDE AREAS	14
15.1	TENANT DELIVERIES	14
15.2	OUTDOOR SEATING AREA	14
ARTICLE 16.	ASSIGNMENT AND SUBLEASE; WAIVER OF LANDLORD'S LIEN	14
16.1	LANDLORD'S CONSENT REQUIRED	14
	(a) Consent by Landlord	14
	(b) Assignment or Subletting Consideration	15
	(c) No Release	15
	(d) Reorganization of Tenant	15
	(e) Permitted Transfers	15
	(f) Effect of Default	16
	(g) Conveyance by Landlord	16
	(h) Successors and Assigns	16
16.2	NO RELEASE OF TENANT	16
16.3	LANDLORD'S LIEN WAIVER; TENANT'S FINANCING	16
ARTICLE 17.	SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT; LANDLORD'S WARRANTIES AND REPRESENTATIONS: ESTOPPEL CERTIFICATE	17
17.1	SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT	17
17.2	ESTOPPEL CERTIFICATE	17

ARTICLE 18.	LANDLORD'S WARRANTIES, REPRESENTATIONS AND COVENANTS	18
18.1	WARRANTIES AND REPRESENTATIONS	18
18.2	COVENANT OF QUIET ENJOYMENT	18
ARTICLE 19.	SIGNS	18
19.1	EXTERIOR SIGNS	18
19.2	INTERIOR SIGNS	18
ARTICLE 20.	DEFAULT REMEDIES	18
20.1	DEFAULTS BY TENANT	18
	(a) Remedies	19
	(b) Definition of Rent	20
	(c) Late Payment Charge	21
	(d) Waiver	21
	(e) Habitual Default	21
20.2	DEFAULT BY LANDLORD	21
ARTICLE 21.	ADDITIONAL PROVISIONS	22
21.1	DISPUTE RESOLUTION	22
21.2	TRANSFER OF LANDLORD'S INTEREST	23
21.3	CAPTIONS; ATTACHMENTS; DEFINED TERMS	23
	(a) Captions	23
	(b) Attachments	23
	(c) Defined Terms	23
21.4	SEVERABILITY	23
21.5	NO PARTNERSHIP	23
21.6	TIME; JOINT AND SEVERAL LIABILITY	23
21.7	BINDING EFFECT; CHOICE OF LAW	24
21.8	WAIVER	24
21.9	SURRENDER OF PREMISES	24
21.10	HOLDING OVER	24
21.11	FORCE MAJEURE	24
21.12	REASONABLE CONSENT	24
21.13	NOTICES	24
21.14	COSTS OF SUIT	25
21.15	INTEREST CHARGES	25
21.16	AUTHORITY OF PARTIES	25
21.17	BROKERS	25
21.18	NO PRESUMPTIONS AGAINST DRAFTER	25
21.19	RECORDING	25
21.20	MODIFICATIONS REQUIRED BY LENDER	26
21.21	ENTIRE AGREEMENT	26

LEASE

        This Lease is made and entered into to be effective as of the January    , 2002 (the "Effective Date") by and between Chicago Pizza & Brewery, Inc., a California corporation whose address is 16162 Beach Boulevard, Suite 100, Huntington Beach, California 92647 (hereinafter referred to as "Tenant") and Sobrato Interests II, a California Limited Partnership, whose address is 10060 North De Anza Boulevard, Suite 200, Cupertino, California 95014 (hereinafter referred to as "Landlord").

ARTICLE 1.    PREMISES

        1.1    THE PREMISES.    For and in consideration of the Rent and the covenants and agreements set forth in this Lease to be kept and performed by Tenant, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises as defined below, for the term, at the Rent, and subject to and upon all the terms, covenants and conditions set forth in this Lease (the "Lease").

        The Premises consist of approximately 8,826 square feet of rentable space located in a building (the "Building") located in the City of Cupertino (the "City"), County of Santa Clara (the "County"), State of California commonly known as 10690 North De Anza Boulevard, Cupertino, California 95014 (Assessor's Parcel Number: 316-02-104), constructed on approximately 1.75 acres of certain real property owned by Landlord, and the adjoining parking area containing approximately 97 parking stalls. The Premises and the parking area are further described on Exhibit A, which is attached to this Lease. As set forth below, Tenant anticipates removing the existing improvements and rebuilding improvements to meet its specific needs, subject to Landlord's approval as outlined below.

        In addition, Tenant and Tenant's business invitees shall have ingress and egress rights over the adjacent parcel located at 10600 North De Anza Boulevard solely for the purpose to gain access to Mariani Avenue from the Premises. Tenant and Tenant's invitees shall be permitted to use designated non-restricted parking on the adjacent parcel as overflow parking as is available from time to time during the term of this Lease during the period from 6:00 pm to 11:00 pm on business workdays and at all times on Saturdays, Sundays and legal holidays. Neither Tenant nor Tenant's invitees shall be permitted to construct any improvements, and neither impede or interfere in any manner with access on said adjacent parcel.

        1.2    CONDITIONS TO LEASE.    This Lease is expressly conditioned upon satisfaction or waiver by Tenant of each of the following conditions within the time limits set forth, all of which shall be completed and prosecuted at Tenant's sole expense utilizing commercially reasonable efforts and processes:

          (a)  Inspection of the Building by Tenant, its agents, architects, engineers and consultants to verify that 1) the Premises and the Building do not contain Hazardous Materials, and 2) the Premises are suitable in all respects for Tenant's purposes; such inspection to be completed within thirty (30) days from the Effective Date;

          (b)  Written approval by the City, issuance of a use permit, or obtaining of other evidence satisfactory to Tenant that Tenant will be permitted to conduct its business activities in the Premises as set forth in Article 5.1 below of this Lease, during days and hours acceptable to Tenant in its reasonable discretion with a slight increase in existing building size and modification to permit Tenant's pro-typical silo design to be incorporated into said design and Tenant's obtaining from the County an approved on-site liquor license, all of which shall occur within one hundred twenty (120) days from the Effective Date. Both Landlord and Tenant understand that Tenant intends to remove and replace at its sole cost and expense the existing improvements on the Premises;

          (c)  Written approval by Landlord and the City of Tenant's Plans and Tenant's Sign Plans as defined in Article 1.3(b) below of this Lease within ninety (90) days from the Effective Date; and

          (d)  Issuance of a Building Permit by the Building Department or other appropriate City governmental authority for the construction of Tenant Plan's and Tenant's Sign Plans and interior improvements within the Premises within one hundred twenty (120) days from the Effective Date.

        Tenant agrees to notify Landlord in writing promptly upon waiver or satisfaction of the foregoing conditions. If no notice regarding waiver or satisfaction is received within the specific time limits described above, such conditions shall be deemed to have been satisfied or waived without further act on the part of Tenant, unless within five business (5) days after the expiration of the applicable time period Tenant elects to terminate and cancel this Lease by written notice to Landlord, in which event Landlord shall return all sums, if any, advanced by Tenant to Landlord and neither party shall have any further rights under this Lease.

        1.3    CONSTRUCTION OF TENANT IMPROVEMENTS.

          (a)    Delivery of Possession and Commencement of Construction.    Upon waiver of the conditions set forth in Article 1.2 above Landlord shall deliver possession of the Premises to Tenant in its current "as is" condition and Tenant shall enter and pursue construction of its Tenant Improvements in the Premises with all reasonable diligence. If Landlord has not delivered possession of the Premises to Tenant on or before the date which is One hundred eighty (180) days from the Effective Date, Tenant shall have the option of cancelling this Lease by written notice to Landlord of its intent to do so. If Tenant so cancels this Lease, then Landlord shall refund sums paid by Tenant to Landlord, if any, and Tenant shall provide to Landlord any and all documents, reports, applications, designs, permits and other written materials related to the Premises, after which delivery neither party shall have any duty to the other.

          (b)  Tenant's Plans and Tenant's Sign Plans. Promptly following execution of this Lease by both parties, Tenant shall cause to be prepared by a California licensed architect and engineer as applicable, plans and specifications ("Tenant's Plans") for the following: Tenant's proposed building(s) to be placed on the Premises and for the installation of the interior improvements of the Premises; Tenant's signs on the exterior of the Building ("Tenant's Sign Plans"); and Tenant's specifications for the interior of the Premises related to the installation of the trade fixtures, equipment and improvements. This Lease shall refer to all of the improvements to be constructed by Tenant in the Premises as shown on Tenant's Plans, including the signs shown on the Sign Plans, as the "Tenant Improvements."

ARTICLE 2.    TERM

        2.1    INITIAL TERM.    The Lease shall be effective as of the Effective Date. The Initial Term of the Lease shall be Twenty (20) full Lease Years, plus any partial month prior to the commencement of the first full Lease Year, said twenty (20) full Lease Years to be measured from the first of the month following the Commencement Date, as defined below. As used in this Lease, the term "Commencement Date" shall mean the date upon which Tenant has waived the conditions to Lease set forth in Article 1.2 above, and Landlord has delivered possession of the Premises to Tenant. Upon determination of the Commencement Date, the parties, upon the request of either party, shall execute a memorandum verifying the Commencement Date and the date upon which the Lease commences and expires and attach it to this Lease as an additional exhibit.

          (a)  Definition of Lease Year. A Lease Year is defined as a period of twelve (12) full months with the first Lease Year to commence on the first of the month following the Commencement Date, and each subsequent sequential twelve (12) full calendar month thereafter.

        2.2    LANDLORD'S OPTION TO TERMINATE.    Landlord is hereby granted the option to terminate the term of the Lease (the "Termination Option") upon and subject that upon the commencement of the ninth Lease Year, Landlord can provide written notice to terminate the lease upon a date certain that is at least twenty four (24) months from the notice date. Upon Landlord's exercising its rights of early termination of Lease herein, and Tenant's completion of its obligations pursuant to the termination of lease rights set forth below, and subject to Tenant's not being in material default under the Lease and any of the terms or conditions therein, Landlord shall pay to Tenant within thirty (30) days after Tenant surrenders possession of the Premises the sum of Two Million Dollars ($ 2,000.000.00) as consideration for such early termination. As additional consideration for this Termination Option, Landlord agrees that if it exercises such Termination Option, Landlord will not lease or otherwise transfer the Premises to another restaurant/liquor type of use for a period of at least thirty-six (36) months.

ARTICLE 3.    RENT

        3.1    PAYMENT OF RENT.    Tenant shall pay as Rent for the Premises the sums set forth in this Article 3 in lawful money of the United States in advance by deposit in the U.S. Mail addressed to Landlord at the address for notices prior to the first (1st) day of each calendar month throughout the term of this Lease. The obligation to pay Rent and other charges under this Lease shall commence on the date which is one hundred fifty (150) days following the Commencement Date, or the date on which Tenant opens for business, if such date is earlier ("Rent Commencement Date"). If the Rent Commencement Date occurs on a day other than the first (1st) day of the month, then the Rent and other charges shall be prorated for the period in an amount equal to one-thirtieth (1/30th) of the monthly amount of the Rent and other charges for each such day from the Rent Commencement Date to the last day of the month.

        3.2    RENT DURING THE TERM.    Commencing on the Rent Commencement Date Tenant shall pay as Rent the following amounts:

Period	Monthly Rent
Months 1 through 60	$22,000.00
Months 61 through 120	$25,300.00
Months 121 through 180	$29,095.00
Months 181 through 240	$33,459.25

ARTICLE 4.    TAXES

        4.1    REAL PROPERTY TAXES.    From and after the Commencement Date, Tenant shall pay to Landlord all real property taxes and general and special assessments which have gone to bond ("Real Property Taxes") levied and assessed against the Building and the tax parcel on which the Building is located ("Parcel"). Tenant shall not be required to pay any municipal, county, state, or federal income, profits, gross receipts, renewal, or franchise tax or business license tax of Landlord or any municipal, county, state, or federal estate, succession, inheritance, or transfer taxes of Landlord. If at anytime during the term of the Lease, the laws concerning the methods of real property taxation prevailing at the commencement of the term are changed so that a tax or excise on Rents or any other such tax, however described, is levied or assessed against Landlord as a direct substitution in whole or in part for any Real Property Taxes, Tenant shall pay before delinquency (but only to the extent that it can be ascertained that there has been a substitution and that as a result Tenant has been relieved from the payment of Real Property Taxes it would otherwise been obligated to pay) the substitute tax or excise on Rents. Tenant's share of any tax or excise on Rent shall be substantially the same as, and a substitute for, the payment of such Real Property Taxes as provided in this Lease.

          (a)    Payment.    Tenant shall pay Real Property Taxes in two installments on the fifteenth (15th) of March and the fifteenth (15th) of November of each Lease Year of the Lease term pursuant to a statement provided by Landlord to Tenant setting forth the amount of the installment accompanied by a copy of the Real Property Tax bill, such statement to be provided at least ten (10) days in advance of the due date.

          (b)    Proration.    Tenant's liability to pay any Real Property Taxes pursuant to this Article shall be prorated on the basis of a 360-day year to account for any fractional portion of a tax fiscal year included at the commencement or expiration of the term of the Lease. With respect to any assessments which may be levied against or upon the Premises, or which under the laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, only the amount of such annual installment (with appropriate proration for any partial year) and interest due on it shall be included within the computation of the Real Property Taxes to be paid by Tenant, even where Landlord has not elected to pay such assessments in installments.

          (c)    Tax Contest.    Tenant at its sole cost and expense shall have the right at any time to seek a reduction in the assessed valuation of the Building or the Parcel. In such event, Tenant shall pay the Real Property Taxes under protest. Landlord shall then appoint Tenant as its agent for the purpose of obtaining information and other data from the County Assessor or City Assessor and instituting and maintaining any proceeding or contest allowed under this Section with respect to all Real Property Taxes. Landlord shall not be required to join in any proceeding or contest brought by Tenant unless the provisions of any law require that the proceeding or contest be brought by or in the name of Landlord or owner of the Premises. In that case, Landlord shall join in the proceeding or contest or permit such proceeding or contest to be brought in Landlord's name as long Landlord is not required to bear any cost. Such contest shall be conducted at Tenant's sole cost and expense unless Landlord receives a reduction in assessed value in which event Landlord shall reimburse Tenant its cost up to the amount of the resultant tax savings, and thereafter Tenant shall be entitled to pay the Real Property Taxes based on such reduced valuation.

        4.2    PERSONAL PROPERTY TAXES.    Tenant shall hold Landlord harmless from liability and free from liens for all taxes, assessments, license fees, and public charges levied assessed or imposed upon its business operation, as well as upon all trade fixtures leasehold improvements merchandise, and other personal property in, on, or upon the Premises. If any taxes on Tenant's personal property are levied against Landlord or Landlord's property, or if the assessed value of the Building or the Parcel is increased by the inclusion of a value placed on Tenant's personal property, and if Landlord pays the taxes on any of these items or taxes based on the increased assessment of these items, Tenant shall immediately reimburse Landlord for the sum of the taxes levied against Landlord or the proportion of the taxes resulting from the increase in Landlord's assessment plus interest at the maximum rate permitted by law upon receipt by Tenant of a written statement for such reimbursement accompanied by supporting data showing Landlord's calculation and determination of the amount of such reimbursement.

ARTICLE 5.    USE

        5.1    USE OF THE PREMISES.    Tenant may use the Premises for the operation of a full service restaurant with outdoor seating serving a variety of foods, including the on-site sale of beer, wine and liquor, or for any lawful retail use directly related thereto as permitted under the laws and ordinances of the City of Cupertino and for no other use without Landlord's consent, which consent may be granted or withheld or delayed in Landlord's sole and absolute discretion.

        5.2    SUITABILITY.    Landlord represents and warrants that the Premises are zoned to permit their use for the conduct of Tenant's business pursuant to Article 5.1 of this Lease. If Tenant is unable to obtain a use permit on terms acceptable to it or otherwise, within the period described in Article 1.2(b) above of this Lease, or if the laws of any governmental body prohibit Tenant from using the Premises for its intended purpose, Tenant may elect to terminate this Lease upon written notice to Landlord after Tenant determines that its use of the Premises will be prohibited.

        5.3    USE PROHIBITED.

          (a)    Use of Roof.    Subject to Tenant's rights as set forth below, use of the roof of the Premises is reserved to Landlord provided that no signs will be erected above Tenant's Premises without Tenant's prior written consent. Tenant shall make no penetration through the roof of the Premises or the Building without Landlord's prior written consent.

          (b)    Overloading of the Premises.    Tenant shall not do anything in the Premises that will cause damage to the Building. The Premises shall not be overloaded and no machinery, apparatus, or other appliance shall be used or operated in or on the Premises that will in any manner injure, vibrate, or shake the Premises.

          (c)    Nuisance and Waste.    Tenant shall not commit or suffer to be committed any waste in or upon the Premises.

          (d)    Compliance with Laws.    Tenant shall comply with all laws concerning the Premises or Tenant's use of them, including, without limitation, the obligation at Tenant's costs, to alter, maintain, or restore the Premises in compliance and conformity with all laws in relation to the condition, use or occupancy of the Premises during the term of this Lease.

        5.4    ENVIRONMENTAL MATTERS.

          (a)    Tenant's Responsibility:    Without the prior written consent of Landlord, Tenant shall not bring, use, or permit upon the Premises, or generate, create, release, emit, or dispose (nor permit any of the same) from the Premises any chemicals, toxic or hazardous gaseous, liquid or solid materials or waste, including without limitation, material or substance having characteristics of ignitability, corrosivity, reactivity, or toxicity or substances or materials which are listed on any of the Environmental Protection Agency's lists of hazardous wastes or which are identified in Division 22 Title 26 of the California Code of Regulations as the same may be amended from time to time ("Hazardous Materials"). In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the toxic material to be brought onto the Premises, measures to be taken for storage and disposal thereof, safety measures to be employed to prevent pollution of the air, ground, surface and ground water. Landlord's approval may be withheld in its reasonable judgment, In the event Landlord consents to Tenant's use of Hazardous Materials on the Premises, Tenant represents and warrants that it will do the following: (I) adhere to all reporting and inspection requirements imposed by federal, state, county or municipal laws, ordinances or regulations and will provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use and handling of Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards; and (iv) surrender the Premises free from any Hazardous Materials arising from Tenant's bringing, using, permitting, generating, creating, releasing, emitting or disposing of Hazardous Materials; and (v) properly close the facility with regard to Hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Materials and obtain a closure certificate from the local administering agency prior to the Expiration Date.

          (b)    Tenant's Indemnity Regarding Hazardous Materials:    Tenant shall, at its sole cost, comply with all laws pertaining to, and shall indemnify and hold Landlord harmless from, any claims, liabilities, costs or expenses incurred or suffered by Landlord arising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Tenant, its agents, contractors, authorized representatives or invitees through the surface soils of the Premises during the Lease Term. Tenant's indemnification and hold harmless obligations include, without limitation, the following: (I) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1980 ("RCRA") or any other federal, state, county or municipal law, ordinance or regulation; (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; and (iii) all costs of defending such claims.

          (c)    Actual Release by Tenant:    Tenant agrees to notify Landlord of any lawsuits or others which relate to the remedying of or actual release of Hazardous Materials on or into the soils or ground water at or under the Premises. Tenant shall also provide Landlord all notices required by Section 25359.7(b) of the Health and Safety Code and all other notices required by law to be given to Landlord in connection with Hazardous Materials. Without limiting the foregoing, Tenant shall also deliver to Landlord, within twenty (20) days after receipt thereof, any written notices from any governmental agency alleging a material violation of, or material failure to comply with, any federal, state or local laws, regulations ordinances or others, the violation of which or failure to comply with poses a foreseeable and material risk of contamination of the ground water or injury to humans (other than injury solely to Tenant, its agents and employees within the Premises).

          In the event of any release on or into the Premises or into the soil or ground water under the Premises of any Hazardous Materials used, treated, stored or disposed of by Tenant, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, sate or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials, Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under Article 5.4(B) of this Lease to indemnify and hold Landlord harmless from any claims, liabilities, costs or expenses incurred or suffered by Landlord. Tenant shall provide Landlord prompt written notice of Tenant's monitoring, cleanup and remedial steps.

          In the absence of an order of any federal, state or local government or quasi-government agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant's obligation to Landlord under this Article 5.4 8) concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by arbitration and without a jury pursuant to the provisions of Article 21.1 below of this Lease.

          (d)    Environmental Monitoring:    Landlord and its agents shall have the right to inspect, investigate, sample and monitor the Premises including any air, soil, water, ground water or other sampling or any other testing, digging, drilling or analysis to determine whether Tenant is complying with the terms of this Article 5.4. If Landlord discovers that Tenant is not in compliance with the terms of this Article 5.4, Landlord shall provide Tenant thirty (30) days written notice of non-compliance and an opportunity to commence compliance with the requirements of this Article 5.4. If Tenant initiates compliance with the terms and conditions of this Article 5.4 within thirty (30) days and continues to complete compliance thereafter with reasonable diligence, Tenant shall have no further liability to the Landlord under this Article 5.4. If Tenant fails to commence compliance within the time periods referenced above, Tenant shall be responsible for any such costs incurred by Landlord, including attorneys' and consultants' fees, shall be due and payable by Tenant to Landlord within fifteen (15) days following Landlord's written demand therefor.

ARTICLE 6.    UTILITIES

        6.1    UTILITY SERVICES.    Landlord agrees that it will cause to be made available to Tenant upon the Premises not later than the Commencement Date facilities for the delivery to and distribution within the Premises of water, gas, electricity, telephones and the removal of sewage. All such services shall be separately metered at Tenant's expense. From and after the Commencement Date and thereafter throughout the term of this Lease, Tenant shall pay prior to delinquency for all water, gas, electricity, telephone, sewage, janitorial service, and all other materials and utilities supplied to the Premises.

        6.2    INTERRUPTION OF UTILITY SERVICE.    If utility service to the Premises is interrupted because of an intentional act or sole neglect of Landlord, its agents contractors or employees, and such interruption continues for a period in excess of five (5) of Tenant's normal business days, Rent and other charges shall abate from the commencement of the interruption until the service is restored. Tenant shall promptly notify Landlord in writing of any interruption upon which such a claim will be based.

        6.3    REFUSE SERVICE.    Tenant shall store all trash and garbage within the areas approved by Landlord for such purposes or within the Premises in good quality containers so located as not to be visible to Tenant's customers and other invitees and so as not to create or permit any health or fire hazard, and arrange for the prompt and regular removal of such refuse. Tenant shall not allow refuse, garbage, or trash to accumulate outside the Premises, except on the date of scheduled pickup service, and then only in areas designated by the mutual consent of Landlord and Tenant. Tenant shall fully maintain such area at its sole cost and expense.

ARTICLE 7.    MAINTENANCE AND REPAIR

        7.1    LANDLORD'S MAINTENANCE AND REPAIR.    Except as provided in Articles 13 and 14, and with the understanding that Tenant is removing the existing improvement on the Premises and installing Tenant Improvements to meet its specific needs, Tenant shall at its sole cost and expense maintain the Premises in good order and condition. Landlord shall have no duty to maintain the Premises under the terms of this Lease.

        Landlord shall on the Commencement Date deliver the Premises to Tenant in its "as is" condition. The parking area provided by Landlord as a part of the Premises shall contain the number of parking spaces required in City codes and regulations for Tenant's business.

        7.2    TENANT'S MAINTENANCE AND REPAIR.    Except as provided in Articles 13 and 14, Tenant shall at all times during the term of this Lease and at its sole cost and expense maintain the Building situated on the Premises, including the interior and the exterior of the Premises, every part of the interior and the exterior signs, and the parking lot serving the Premises in good order, condition and repair. Upon termination of this Lease by lapse of time or otherwise, Tenant shall deliver the Premises to Landlord in good condition and repair, ordinary wear and tear from reasonable and normal use excepted. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof and the parties hereto affirm that Landlord has made no representations to Tenant respecting the conditions of the Premises except as specifically herein set forth.

        Tenant hereby waives all rights under, and benefits of Subsection 1 of Sections 1932, 1941 and 1942 of the California Civil Code and under any similar law, statute or ordinance now or hereafter in effect concerning a Landlord's obligations of tenantability and tenant's right to make repairs and deduct the cost of such repairs from rent.

        If Tenant after notice from Landlord fails to make with reasonable promptness any repairs which are Tenant's obligation under this Section, then Landlord may, but shall not be required to, enter the

Premises and put the same in good order, condition, and repair. The reasonable cost of such repairs shall become due and payable by Tenant to Landlord upon written demand. When Landlord makes such demand for payment, Landlord shall furnish Tenant an itemized statement accompanied by invoices for the repairs and charges.

ARTICLE 8.    ALTERATIONS AND ADDITIONS

        8.1    TENANT ALTERATIONS.    Tenant shall make no significant alterations, decorations, additions or improvements in or to the Premises without Landlord's prior written consent, and then only by contractors or materialmen approved by Landlord. Landlord's approval herein when requested shall not be unreasonably withheld or delayed. Tenant agrees that there shall be no construction or partitions or other obstructions which might interfere with Landlord's free access to mechanical installations or service facilities of the Premises or interfere with the moving of Landlord's equipment to or from the enclosures containing said installations or facilities. All such work shall be done at such times and in such manner as Landlord may from time to time designate in a manner to avoid interference with Tenant's business. Tenant covenants and agrees that all work done by Tenant shall be performed in full compliance with all laws, rules, orders, ordinances, directions, regulations and requirements of all governmental agencies, offices, departments, bureaus and boards having jurisdiction. Before commencing any work, Tenant shall give Landlord at least five (5) days' written notice of the proposed commencement of such work and shall, if required by Landlord, secure at Tenant's own cost and expense a completion and lien indemnity bond for such work in excess of $50,000.00, satisfactory to Landlord, for such work. Tenant further covenants and agrees that any mechanic's lien filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, will be discharged by Tenant, by bond or otherwise, within thirty (30) days after the filing thereof, at the cost and expense of Tenant. All alterations, decorations, additions or improvements upon the Premises made by either party, including (without limiting the generality of the foregoing) all wall coverings, built-in cabinet work, paneling and the like, shall, unless Landlord elects otherwise, become the property of Landlord and shall remain upon, and be surrendered with, the Premises, as a part thereof, at the end of the term hereof, except that Landlord may, by written notice to Tenant, require Tenant to remove all partitions, counters, railings and the like installed by Tenant, and Tenant shall repair or, at Landlord's option, shall pay to the Landlord all costs arising from such removal.

        All personal property, office machinery and equipment, furniture and moveable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the Lease Term when Tenant is not in default hereunder. If Tenant shall fail to remove all of its effects from said Premises upon termination of this Lease for any cause whatsoever, Landlord may, at its option, remove the same in any manner that Landlord shall choose, and store said effects without liability to Tenant for loss thereof, and Tenant agrees to pay Landlord upon demand any and all expenses incurred in such removal, including court costs and attorneys' fees and storage charges on such effects for any length of time that the same shall be in Landlord's possession; or Landlord may, at its option, with ten (10) days written notice to Tenant, sell said effects, or any of the same, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale upon any amounts due under this Lease from Tenant to Landlord and upon the expenses incident to the removal and sale of said effects.

ARTICLE 9.    ENTRY BY LANDLORD

        9.1    LANDLORD'S RIGHT OF ENTRY.    Landlord reserves and shall at any and all times have the right to enter the Premises at reasonable business times upon giving twenty four (24) hours written or oral notice to Tenant, if Tenant is not otherwise in default hereunder; to inspect the same, to submit said Premises to prospective purchasers or tenants, to post notices of nonresponsibility, to alter, improve or repair the Premises, except in the event of an emergency for which notice will not be required, all without being deemed guilty of an eviction of Tenant and without abatement of rent, and may erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the business of the Tenant shall be interfered with as little as is reasonably practicable. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant's vaults and safes, and Landlord shall have the right to use any and all means which Landlord may deem proper to open said door in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord in the event of an emergency by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, and any damages caused on account thereof shall be paid by Tenant.

ARTICLE 10.    LIENS

        10.1    MECHANICS' LIENS.    Tenant shall keep the Building and the Premises free from any liens arising out of work performed, materials furnished, or obligations incurred by Tenant, and shall indemnify, hold harmless, and defend Landlord from any liens and encumbrances arising out of any work performed or materials furnished by or at the direction of Tenant. If Tenant does not, within twenty (20) days following Landlord's notice to Tenant and the expiration of ten (10) days after such notice, cause such lien to be released of record by payment or posting of a proper bond or other legal and lawful means, Landlord shall have, in addition to all other remedies provided in this Lease and by law, the right, but no obligation, to cause the same to be released by such means as it deems proper, including payment of the claim giving rise to such lien after written notice to Tenant pursuant to this Lease. All such sums paid by Landlord and all expenses incurred by it in connection with them, including attorneys' fees and costs, shall be payable to Landlord by Tenant within thirty (30) days with interest thereon at the rate calculated pursuant to Article 21.15 below of this Lease, Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or that Landlord shall deem proper, for the protection of Landlord and the Premises, and any other party having an interest in the Premises, from mechanics' and materialmen's liens; Tenant shall give to Landlord at least fifteen (15) days= prior written notice of the expected date of commencement of any work relating to alterations or additions to the Premises.

ARTICLE 11.    INDEMNITY

        11.1    TENANT'S INDEMNITY.    Tenant shall indemnify and save Landlord and Landlord's agents, contractors and employees harmless from all costs and expenses, liabilities, obligations, damages, penalties, claims, or actions (including without limitation, any and all sums paid for investigation costs, settlement of claims, consultant and expert fees, reasonable attorneys' fees and costs, and expenses of litigation and appeal, from the first notice any claim or demand has been or may be made), payable in connection with or resulting from the following:

          (a)  loss of life, personal injury or damage to property, occurring in, on or about the Premises resulting from the acts or omissions of Tenant, its agents, contractors, or authorized representatives;

          (b)  the use or occupancy of the Premises by Tenant, its agents, contractors, authorized representatives, or invitees;

          (c)  any breach or other failure to perform any covenant or agreement under this Lease, subject to the provisions of Article 20.1;

          (d)  the presence of Hazardous Substances in, on or about the Premises as the result of the acts or omissions of Tenant or Tenant's agents, contractors, or authorized representatives; or

          (e)  violations of or noncompliance with any governmental requirements pertaining to or resulting from conduct of Tenant's business in the Premises.

        If any action or proceeding is brought against Landlord or Landlord's agents, contractors or employees by reason of any such matter, Tenant, upon written notice from Landlord, will resist or defend such action or proceeding at Tenant's expense by counsel reasonably satisfactory to Landlord. In no event shall Tenant be liable for damage or injury occasioned by any act or omission of Landlord or Landlord's agents, contractors, or authorized representatives.

        11.2    LANDLORD'S INDEMNITY.    Landlord shall indemnify and save Tenant and Tenant's agents, contractors and employees harmless from all costs and liabilities, obligations, damages, penalties, claims, or actions (including without limitation, any and all sums paid for investigation costs, settlement of claims, consultant and expert fees, and reasonable attorneys' fees, and costs and expenses of litigation and appeal, from the first notice any claim or demand has been or may be made) payable in connection with or resulting from the following:

          (a)  a breach of any of Landlord's representations and warranties contained in this Lease;

          (b)  any breach or other failure to perform any covenant or agreement under this Lease, subject to the provisions of Article 20.2 of this Lease; or

          (c)  the presence of Hazardous Substances in, on or under the Premises or the Building at any time prior to the Commencement Date.

        If any action or proceeding is brought against Tenant or Tenant's agents, contractors or employees by reason of any such matters, Landlord upon notice from Tenant shall defend same at Landlord's expense by counsel reasonably satisfactory to Tenant. In no event shall Landlord be liable for damage or injury occasioned by any act or omission of Tenant or Tenant's agents or authorized representatives.

ARTICLE 12.    INSURANCE

        12.1    TENANT'S POLICIES OF INSURANCE.    Tenant covenants and agrees that from and after the date Tenant enters the Premises to commence construction of its Tenant Improvements and thereafter throughout the Lease term as it may be extended, Tenant will carry and maintain at its sole cost and expense, the types of insurance in the amounts and forms specified in this Article.

          (a)    Bodily Injury and Property Damage.    Bodily Injury and Property Damage Insurance with coverage limits of not less than Three Million Dollars ($1,000,000.00) combined each occurrence and in the aggregate insuring against any and all liability of the insured with respect to the Premises or arising out of the maintenance, use, or occupancy of the Premises naming Landlord and Landlord's property manager and, if requested in writing by Landlord, any mortgagee or any party having an interest, as additional insureds.

          (b)    Tenant's Property Insurance.    Insurance covering all of Tenant's trade fixtures, merchandise, equipment, leasehold improvements, and personal property in or on the Premises in the full amount of the replacement value from time to time during the term of the Lease providing protection against direct physical loss of or damage to property.

        Tenant agrees to carry such insurance, it being expressly understood and agreed that none of the items to be insured by Tenant under this Section shall be insured by Landlord, nor shall Landlord be required to reinstall, reconstruct, or repair any of such items.

        12.2    LANDLORD'S POLICIES OF INSURANCE.    Landlord covenants and agrees that throughout the term of this Lease as it may be extended, Landlord will carry and maintain insurance covering the Premises in an amount not less than one hundred percent (100%) of the replacement value (exclusive of the cost of excavations, foundations, and footings) from time to time during the term of this Lease providing protection against direct physical loss or damage to property ("Landlord's Property Insurance"), and including flood insurance, earthquake coverage and rental income insurance with a limit equal to one hundred percent (100%) of the Rent and other sums due under the Lease for a period not to exceed two (2) years from the date of the damage or destruction.

        12.3    POLICY FORM.    All policies of insurance provided for in this Article shall be issued by insurance companies qualified to do business in the State of California and rated A 10 or better in Best's Insurance Guide. All Bodily Injury and Property Damage Insurance maintained by either party shall name the other party as an additional insured. Executed copies of such policies of insurance as either party is required to carry under this Article or certificates of insurance shall be delivered to the other party at least ten (10) days prior to Tenant's occupancy of the Premises and otherwise within ten (10) days of receipt of a written request for it. As often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained in like manner and to like extent. All policies of insurance delivered to either party under this Article must contain a provision that the company writing said policy will give to the other party to this Lease thirty (30) days= notice in writing in advance of any cancellation or lapse or the effective date of any reduction in the amounts of insurance. If either party fails to provide insurance as required under this Article following ten (10) days= written notice of such failure, the other party may acquire such insurance at the expense of the defaulting party who shall reimburse such expense with interest pursuant to Article 21.15 below of this Lease within fifteen (15) days of receipt of a bill for it.

          (a)    Blanket Policies.    Notwithstanding anything to the contrary contained in this Article 12, either party's obligations to carry the insurance provided for in this Article may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by them, provided, however, that Landlord and Tenant shall be named as an additional loss payees under such policies as their interest may appear and that the coverage afforded Landlord and Tenant will not be reduced or diminished by reason of the use of such blanket policy of insurance, and provided further that the requirements set forth in this Article are otherwise satisfied. Each party agrees to permit the other at all reasonable times to inspect the policies of insurance covering risks upon the Premises for which policies or copies of them are not required to be delivered to the other.

        12.4    PAYMENT OF LANDLORD'S INSURANCE EXPENSE.    In addition to all other sums due under this Article, from and after the Commencement Date Tenant shall pay to Landlord the cost of Landlord's insurance as set forth in Section 12.2. Payment shall be made annually within twenty (20) days after Tenant's receipt of Landlord's written statement for it accompanied by a copy of the premium statement together with a calculation showing Landlord's method of determining Tenant's share of such cost.

        12.5    WAIVER OF SUBROGATION.    Landlord and Tenant hereby waive any rights each may have against the other in connection with any of the damage occasioned to Landlord or Tenant, as the case may be, their respective property, the Building or the Premises or its contents, arising from covered causes of loss for which Property Insurance is carried or required to be carried pursuant to this Lease. Each party on behalf of its respective insurance companies insuring its respective property against any such loss, waives any right of subrogation that it may have against the other party. Because the foregoing waivers will precludes the assignment of any claim by way of subrogation to an insurance company or any other person, each party agrees immediately to give to its insurer written notice of the terms of these mutual waivers and shall have its insurance policies endorsed to prevent the invalidation of the insurance coverage because of its waiver.

        12.6    TENANT'S USE.    Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or cancellations of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of fire insurance policies. Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances. The minimum limits of the Commercial General Liability policy of insurance shall be subject to increase at any time, and from time to time, after the second (2nd) full Lease Year to an amount equal to the aggregate increase in the amount of the San Francisco-Oakland Consumer Price Index (CPI) between the Commence Date of this Lease and the Lease Year then in effect, if Landlord shall deem same necessary for adequate protection.

ARTICLE 13.    DAMAGE AND DESTRUCTION

        13.1    INSURED RISKS.    If during the term of this Lease the Premises are damaged, destroyed by fire, or by any other risk required to be insured by Landlord under Landlord's Property Insurance, Landlord, shall forthwith proceed to repair or rebuild the same, including any additions or improvements made by Landlord or Tenant, on the same plans and design that existed immediately before such damage or destruction occurred. Materials used in repair and rebuilding shall be as nearly like original materials as may then may reasonably procured through regular channels of supply.

        13.2    UNINSURED RISKS.    If the Premises are damaged as a result of any casualty not covered or required to be covered by Landlord's Property Insurance to an extent not greater than twenty-five percent (25%) of the replacement cost of the Premises, and proceeds are available from the insurance carrier, Landlord shall within sixty (60) days following the date of such damage, commence repair, reconstruction, or restoration of the Premises and prosecute the same diligently to completion, in which event this Lease shall continue in full force. If the damage or destruction exceeds twenty-five percent (25%) of the replacement cost, or insufficent insurance is available to restore the Premises, Landlord shall notify Tenant within said sixty (60) day period of the total cost of restoration and repair of the Premises. Landlord may, within said sixty (60) day period, elect not so to repair, reconstruct, or restore the Premises, in which event this Lease shall cease and terminate except as otherwise provided in this Lease.

        13.3    TENANT'S TERMINATION RIGHTS.    Tenant shall have the right to terminate this Lease, if the Premises cannot, with reasonable diligence, be fully repaired within two hundred seventy (270) days from the date of damage or destruction. The determination of the estimated repair period shall be made by Landlord in its good faith business judgment within sixty (60) days after such damage or destruction. Landlord shall deliver written notice of the estimated repair period to Tenant after such determination has been made, and Tenant shall exercise its right to terminate this Lease, if at all, within ten (10) days of receipt of such notice from Landlord. In addition, if Landlord has not obtained a building permit for any repairs, rebuilding or restoration required under this Article within ninety (90) days from the date of such damage or destruction or if Landlord has not completed all repairs, rebuilding or restoration within two hundred seventy (270) days from the date of damage or destruction, Tenant may at any time thereafter prior to delivery of the restored Premises to Tenant terminate this Lease by giving Landlord ten (10) days written notice.

        13.4    EXTENT OF OBLIGATION.    Notwithstanding the provisions of this Article to the contrary, neither Landlord nor its agents or employees shall be liable for any damage to Tenant's property, nor for loss of or damage to any property by theft or otherwise, nor for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Premises or Building(s) or from the pipes, appliances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever, unless the same is caused by the active negligence or willful misconduct of the Landlord. Landlord or its agents shall not be liable for interference with the light or other intangible properties, nor shall Landlord be liable for any latent defect in the Premises or in the adjoining properties. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or of defects therein or in the fixtures or equipment.

        13.5    ABATEMENT OF RENT.    In the event of repair, reconstruction, and restoration as provided in this Article, the Rent and all other charges under this Lease shall be abated proportionately with the degree to which Tenant's use of the Premises is impaired, commencing from the date of destruction and continuing during the period of such repair, reconstruction, or restoration. Tenant shall continue the operation of its business on the Premises during any such period to the extent reasonably practicable from the standpoint of prudent business management.

        Upon any termination of the Lease under any provision of this Article, the parties shall be released by such termination without further obligation to the other party coincident with the surrender of possession of the Premises to Landlord, except for items that accrued before such termination and remain unpaid.

        13.6    DAMAGE NEAR THE END OF THE TERM.    If the Premises are destroyed or damaged from any cause during the last twelve (12) months of the term of this Lease as it may have been extended, Landlord or Tenant may cancel and terminate this Lease unless Tenant exercises its option to renew (if any remain) in which event Landlord shall proceed to repair and restore in accordance with the terms of this Article.

ARTICLE 14.    EMINENT DOMAIN

        14.1    TOTAL OR SUBSTANTIAL TAKING.    If title to all of the Premises is taken for any public or quasi-public use under any statute or by right of eminent domain, or by purchase in lieu of eminent domain, or if title to so much of the Premises is so taken that a reasonable amount of reconstruction of the Premises will not result in the Premises being a practical improvement and reasonably suitable for Tenant's continued occupancy for the uses and purposes for which the Premises are leased, or if any of the parking area serving the Premises is taken, then, in either event, at Tenant's election this Lease shall terminate on the date that such possession of the Premises or parking area are taken.

        14.2    PARTIAL TAKING.    If any part of the Premises shall be so taken and the remaining part of the Premises (after reconstruction of the then-existing buildings of which the Premises are a part) is reasonably suitable for Tenant's continued occupancy for the purposes and uses for which the Premises are leased, this Lease shall, as to the part so taken, terminate on the date that possession of such part is taken, and the Rent and all other charges under this Lease shall be reduced in the same proportion that the net rentable area of the Premises so taken, less any addition to the Premises by reconstruction, bears to the original net rentable area of the Premises. Landlord shall, at its own cost and expense, make all necessary repairs or alterations to the Building of which the Premises are a part so as to constitute the portion of the Building not taken a complete architectural unit and the remaining Premises a complete merchandising unit.

        14.3    ABATEMENT OF RENT.    If the continued occupancy of Tenant is interfered with for any time during the partial taking, notwithstanding the partial taking does not terminate this Lease as to the part not so taken, the Rent and all other charges under this Lease shall proportionately abate so long as Tenant is not able continuously to conduct its business in the part remaining and not so taken.

        14.4    COMPENSATION.    All compensation awarded or paid upon a total or partial taking of the fee title shall belong to Landlord. Notwithstanding the aforementioned, Tenant shall retain and have a claim for the unamortized value computed over the remaining useful life of Tenant's leasehold improvements (to the extent Landlord has not contributed to the cost of such improvements); that portion, if any, of the award made to Landlord for the taking that results in the enhancement of the award to Landlord as a result of equipment or removable fixtures, removable by Tenant under the terms of this Lease, but that are required to be taken by the condemnor or are so acquired by the condemnor; and (iii) all relocation assistance, moving and relocation expenses to the extent, if any, provided by the condemning authority.

ARTICLE 15.    OUTSIDE AREAS

        15.1    TENANT DELIVERIES.    Notwithstanding any provision of this Lease to the contrary, the parties understand that Tenant receives merchandise by common carrier deliveries. Tenant cannot control delivery schedules of such common carriers and thus, cannot be bound by specific delivery time restrictions. Tenant agrees to request common carriers to cooperate with any reasonable delivery schedule restrictions should the same be enacted by Landlord.

        15.2    OUTDOOR SEATING AREA.    Tenant shall be permitted to use the storefront sidewalk area adjacent to the Premises for outdoor seating for its customers, subject to compliance by Tenant at its sole cost and expense with applicable municipal codes and ordinances regulating the use of such area. Tenant shall at all times, at Tenant's sole cost and expense, keep and maintain the outdoor seating area in a first-class, neat, clean and presentable condition.

ARTICLE 16.    ASSIGNMENT AND SUBLEASE; WAIVER OF LANDLORD'S LIEN

        16.1    LANDLORD'S CONSENT REQUIRED.

          (a)    Consent by Landlord:    Except as specifically provided in this Article 16, Tenant may not assign, sublet, hypothecate, or allow a third party to use the Premises without the express written consent of Landlord, which will not be unreasonably withheld or delayed subject to the conditions set forth below. In the event Tenant desires to assign this Lease or any interest herein including, without limitation, a pledge, mortgage or other hypothecation, or sublet the Premises or any part thereof, Tenant shall deliver to Landlord (I) executed counterparts of any agreement and of all ancillary agreements with the proposed assignee/subtenant, (ii) current financial statements of the transferee covering the preceding three years, (iii) the nature of the proposed transferee's business to be carried on in the Premises, (v) all consideration to be given on account of the Transfer, and (vi) a current financial statement of Tenant. Landlord may condition its approval of any Transfer to a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord's request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed assignment or sublease. Landlord shall have a thirty (30) day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (I) permit Tenant to assign or sublet such space to the named assignee/subtenant on the terms and conditions set forth in the notice; or (ii) refuse consent. If Landlord should fail to notify Tenant in writing of such election within the 30-day period, Landlord shall be deemed to have elected option (ii) above. In the event Landlord elects option (I) above, Landlord's written consent to the proposed assignment or sublease shall not be unreasonably withheld, provided and upon the condition that: (I) the proposed assignee or subtenant is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed assignee or subtenant is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (iii) the proposed assignment or sublease is in form reasonably satisfactory to Landlord; (iv) the amount of the aggregate rent to be paid by the proposed subtenant is not less than the then current fair market rental; (v) Tenant reimburses Landlord on demand for any costs that may be incurred by Landlord in connection with said assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and legal costs incurred in connection with the granting of any requested consent; and (vi) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. In the event all or any one of the foregoing conditions are not satisfied, Landlord shall be considered to have acted reasonably if it withholds its consent.

          (b)    Assignment or Subletting Consideration:    Any rent or other economic consideration realized by Tenant under any sublease and assignment, in excess of the rent payable hereunder and reasonable subletting and assignment costs, shall be divided and paid sixty-seven percent (67%) to Landlord and thirty-three percent (33%) to Tenant. Tenant's obligation to pay over Landlord's portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to Landlord's right to terminate the Lease and relating to the allocation of bonus rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the parties to be commercially reasonable. No assignment or subletting by Tenant shall relieve it of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

          (c)    No Release:    Any assignment or sublease shall be made only if and shall not be effective until the assignee or subtenant shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the assignee or subtenant shall assume all the obligations of this Lease on the part of Tenant to be performed or observed and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease. Notwithstanding any such sublease or assignment and the acceptance of rent by Landlord from any subtenant or assignee, Tenant and any guarantor shall remain fully liable for the payment of Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any licensee, subtenant, assignee or any other person claiming under or through any subtenant or assignee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any real estate brokers or other persons claiming compensation in connection with the proposed assignment or sublease.

          (d)    Reorganization of Tenant:    If Tenant is a corporation, the following shall be deemed an assignment of Tenant's interest in this Lease governed by the provisions of this Article 16: (I) any dissolution, merger, consolidation, or other reorganization of or affecting Tenant, whether or not Tenant is the surviving corporation, or (ii) the sale or transfer to one person or entity (or to any group of related persons or entities) stock possessing more than 50% of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors.

          (e)    Permitted Transfers:    Notwithstanding anything contained in this Article 16, so long as Tenant otherwise complies with the provisions of this Article, Tenant may enter into any of the following transfers (a "Permitted Transfer") without Landlord's prior consent, and Landlord shall not be entitled to terminate the Lease or to receive any part of any subrent resulting therefrom that would otherwise be due pursuant to Articles 17(A) and 17(B). Tenant may sublease all or part of the Premises or assign its interest in this Lease to (I) any corporation which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than 50%; (ii) a corporation which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation, so long as the surviving corporation has a net worth at the time as such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction; and (iii) a corporation which purchases or otherwise acquires all or substantially all of the assets of Tenant so long as such acquiring corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction.

          (f)    Effect of Default:    In the event of Tenant's default, Tenant hereby assigns all rents due from any assignment or subletting to Landlord as security for performance of its obligations under this Lease, and Landlord may collect such rents as Tenant's Attorney-in-Fact, except that Tenant may collect such rents unless a default occurs as described in Article 20 below. A Lease termination due to Tenant's default shall not automatically terminate an assignment or sublease then in existence; rather at Landlord's election, such assignment or sublease shall survive the Lease termination, the assignee or subtenant shall attorn to Landlord, and Landlord shall undertake the obligations of Tenant under the sublease or assignment; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the subtenant or assignee, or for any acts or omissions of Tenant and Tenant's Agents.

          (g)    Conveyance by Landlord:    As used in this Lease, the term "Landlord" is defined only as the owner for the time being of the Premises, so that in the event of any sale or other conveyance of the Premises or in the event of a master lease of the Premises, Landlord shall be entirely freed and relieved of all its covenants and obligations hereunder after the date of such conveyance, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale or the master tenant of the Premises, that the purchaser or master tenant of the Premises has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Such transferor shall transfer and deliver Tenant's security deposit to the purchaser at any such sale or the master tenant of the Premises, and thereupon the transferor shall be discharged from any further liability in reference thereto.

          (h)    Successors and Assigns:    Subject to the provisions in this Article 16, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all parties hereto; and all parties hereto shall be jointly and severally liable hereunder.

        16.2    NO RELEASE OF TENANT.    No consent by Landlord to any assignment of this Lease or subletting of the Premises by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent to assignment or subletting of the Premises. The consent by Landlord to any such assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord's express written consent to any other such assignment or subletting. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any other assignment or subletting. Consent to one assignment or subletting shall not be deemed to constitute consent to any subsequent assignment or subletting.

        16.3    LANDLORD'S LIEN WAIVER; TENANT'S FINANCING.    Landlord agrees that upon the request of Tenant, Landlord will execute and deliver to Tenant on a form satisfactory to Tenant's lender, a waiver of right to levy upon or distrain personal property, furniture, trade fixtures, equipment, and inventory from time to time placed in, on or about the Premises by Tenant (collectively "Personalty"), which property may have a secured party with rights superior to Landlord's.

        Tenant may, from time to time secure financing or general credit lines, and grant lenders as security for it, a security interest in such Personalty and the right to enter and re-enter the Premises to realize upon the security covered by the security interest, and a collateral assignment of Tenant's leasehold interest in the Premises, with rights of reassignment; provided, however, such collateral assignment may be made solely for the purpose of securing Tenant's indebtedness. Upon written request by Tenant, Landlord agrees to evidence Landlord's consent in writing to such security interest and assignment, and give such lenders the same right to notice of and time to cure any default of Tenant as is provided for Tenant under the provisions of this Lease. Landlord hereby acknowledges that Landlord does not have a lien on any of Tenant's Personalty, and Landlord hereby waives its lien or related rights, if any, granted or conferred upon Landlord, by statute or otherwise, on any of Tenant's Personalty. To the extent any such lien is nevertheless imposed upon Tenant's Personalty, Landlord hereby subordinates such lien to the lien of any holder of indebtedness of Tenant. In addition, Landlord agrees to cause any mortgagee respecting the Premises specifically to acknowledge the rights of any lender to which this Section refers.

ARTICLE 17.    SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT;
LANDLORD'S WARRANTIES AND REPRESENTATIONS:
ESTOPPEL CERTIFICATE

        17.1    SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT.    This Lease shall be subject and subordinate to the lien of any and all Mortgages (as defined below) now or hereafter encumbering the Premises and placed on them by Landlord and to all renewals, modifications, replacements and extensions of such Mortgages; provided, however, that the subordination contained in this Section shall not be effective with respect to any Mortgage executed after the date of this Lease unless the holder of such Mortgage (the "Mortgagee") executes and delivers a subordination, non-disturbance and attornment agreement, in form satisfactory to Tenant, providing that, if the Mortgage is foreclosed or the Mortgagee accepts a deed in lieu foreclosure (either of which events shall be a "Foreclosure"), so long as Tenant is not then in default beyond the period of notice and opportunity to cure provided in this Lease and so long as Tenant attorns to the Mortgagee or purchaser upon Foreclosure: the Lease shall not terminate by reason of such Foreclosure; Tenant's possession of the Premises shall not be disturbed; the Mortgagee or purchaser upon such Foreclosure, its or his successors or assigns, shall recognize Tenant and all of Tenant's rights under this Lease and shall be obligated to perform fully and completely Landlord's duties and obligations under this Lease arising from and after the date of such Foreclosure; the Mortgagee, whether or not the Mortgage is foreclosed, shall make all net proceeds arising from casualty or condemnation loss to the Premises available to Tenant for restoration of the Improvements in accordance with the terms of this Lease; and the Mortgagee shall not name Tenant in any foreclosure proceeding. As used in this paragraph, the term "Mortgage" shall mean any mortgage, deed to secure debt, deed of trust, trust deed or other collateral conveyance of, or lien or encumbrance against, the Premises.

        As part of such subordination, non-disturbance and attornment agreement which Tenant agrees to execute from time to time during the Term, if requested by any Mortgagee, Tenant agrees to provide to such Mortgagee (simultaneously with notice to Landlord) notice of Landlord's defaults and the same periods for such Mortgagee to cure such defaults as those provided Landlord in this Lease, together with such agreements as are typically found in non-disturbance and attornment agreements with institutional lenders as may be reasonably satisfactory to Tenant, provided that, Tenant shall not be required to alter its rights and entitlements or increase its obligations under this Lease except as set forth in this Article 17.1.

        17.2    ESTOPPEL CERTIFICATE.    Each party within fifteen (15) days after receipt of written notice from the other party shall execute and deliver to the other party, a certificate stating that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modifications and that there are no defaults under the Lease, or stating the default and its nature if defaults are claimed. The certificate also shall state the amount of Rent and the dates to which the Rent has been paid in advance. Failure to deliver the certificate within fifteen (15) days shall be conclusive upon the party failing to deliver the certificate for the benefit of the party requesting the certificate and any successor to the party requesting the certificate, that this Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.

ARTICLE 18.    LANDLORD'S WARRANTIES, REPRESENTATIONS AND COVENANTS

        18.1    WARRANTIES AND REPRESENTATIONS.    Landlord represents and warrants: (I) that the Premises are free of any limitation or restriction which would restrict Tenant's use of the Premises for the sale of the items specifically referred to in Article 5.1 of this Lease or would restrict in any respect the right of Tenant, its employees, customers, and invitees to use the Premises in accordance with the provisions of this Lease; (ii) that as of the date of this Lease, the roof and exterior walls of the Premises are structurally sound and in good repair; (iii) that to the best of Landlord's knowledge with respect to the Premises, there are no impact, development, service contract, hook-up, connection (other than utility service contract, hook-up, connection (other than utility service charges), installation, fixture, tap-in, or similar fees or charges, regardless of the nature of them and to whomsoever payable; and (iv) that to the best of Landlord's knowledge, there are no judicial, quasi-judicial, administrative or other orders, injunctions, moratoria or pending proceedings against Landlord or the Building which preclude or interfere with, or would preclude or materially interfere with, the construction contemplated in Article 1.3 above of this Lease or the occupancy and use of the Premises for the purposes contemplated in this Lease.

        18.2    COVENANT OF QUIET ENJOYMENT.    So long as Tenant shall perform each and every term, condition and covenant to be performed by Tenant hereunder, Tenant shall have the absolute peaceful quiet use and possession of the Premises without interference or hindrance on the part of Landlord until the termination of this Lease and the end of the Lease term herein, including any option period, and Landlord shall warrant and defend Tenant in such peaceful and quiet use and possession under Landlord. Tenant's rights under this Lease shall be provided by Landlord to any lender, ground lessor or any other individual or entity claiming a security interest on the Premises now or hereafter placed relating to the Premises or any part or parts thereof by the Landlord as an affirmative obligation of Landlord.

ARTICLE 19.    SIGNS

        19.1    EXTERIOR SIGNS.    Tenant shall, in conformity with applicable laws and ordinances and Tenant's standard sign criteria as amended from time to time, have the right to erect and thereafter to replace, signs on the front, side, monuments and sidewalks of the Building. Tenant shall erect, maintain and replace all such signs at Tenant's sole cost and expense. Landlord shall not utilize the exterior of or space above the Premises or any portion of the Building for sign purposes.

        19.2    INTERIOR SIGNS.    Tenant shall have the right, at its sole risk and expense and in conformity with applicable laws and ordinances, to erect, maintain, place and install its usual and customary signs and fixtures in the interior of the Premises.

ARTICLE 20.    DEFAULT REMEDIES

        20.1    DEFAULTS BY TENANT.    The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (I) any failure by Tenant to pay Rent or any other monetary sums required to be paid under this Lease where such failure continues for five (5) business days after written notice has been received by Tenant; (ii) the abandonment or vacation of the Premises by Tenant; (iii) a failure by Tenant to observe and perform any other provision of this Lease to be observed and performed by Tenant, where such failure continues for thirty (30) days after Tenant's receipt of written notice from Landlord, provided, however, that if the nature of the default is such that the same cannot reasonably be cured within said thirty (30) day period, Tenant shall not be deemed to be in default if Tenant shall within such period commence such cure and thereafter diligently prosecute the same to completion.

        If Tenant is otherwise in material default under the terms of this Lease, the occurrence of any of the following shall constitute a material default: (A) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; or (B) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition or reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within one hundred twenty (120) days; or 8) the appointment of a trustee or a receiver to take possession of substantially all of the Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within ninety (90) days; or (D) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within ninety (90) days.

          (a)    Remedies.    In the event of any such material default or breach by Tenant, Landlord may at any time thereafter:

            (1)  Maintain this Lease in full force and effect and recover the Rent and other monetary charges as they become due, without terminating Tenant's right to possession, pursuant to California Civil Code Section 1951.4 or as otherwise permitted under this Lease or at law. During the period Tenant is in default, Landlord shall have the right to enter the Premises and to relet them, or any part of them, to third parties for Tenant's account. Tenant shall be liable immediately to Landlord for all costs Landlord shall incur in reletting the Premises, including, without limitation, pro rata broker's commissions, reasonable attorneys' fees and like costs. Such reletting may be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the Rent and other amounts due under this Lease on the dates such amounts are due, less any such amounts received by Landlord from any reletting. No act by Landlord allowed by this Section 20.1(a) shall terminate this Lease unless Landlord shall notify Tenant that Landlord elects to terminate this Lease. After Tenant's default and for as long as Landlord does not terminate Tenant's right to possession of the Premises, if Tenant obtains Landlord's consent, Tenant shall have the right to assign or sublet its interest in this Lease, subject to and in accordance with the provisions of Article 16, but Tenant shall not be released from liability under this Lease. Landlord's consent to a proposed assignment or sublease shall be given in accordance with the provisions of Article 16. If Landlord elects to relet the Premises as provided in this Section 20.1(a) the Rent that Landlord receives from reletting shall be applied to the payment of:

              (A)  First, any indebtedness from Tenant to Landlord other than Rent and other amounts due from Tenant;

              (B)  Second, all costs, including for maintenance, incurred by Landlord in connection with such reletting;

              (C)  Third, Rent and other amounts due and unpaid under this Lease. After deducting the payments referred to in this Section 20.1(a), any sum remaining from the Rent Landlord receives from reletting shall be held by Landlord and applied in payment of future Rent and other amounts as the Rent and such other amounts become due under this Lease. In no event shall Tenant be entitled to any excess Rent received by Landlord. If, on the date Rent or any other amount is due under this Lease, the Rent received from the reletting is less than the Rent or other amount due on that date, Tenant shall pay to Landlord, in addition to the remaining Rent and other amounts due, all costs, including maintenance costs incurred by Landlord in reletting that remain after applying the Rent received from the reletting as provided in this Section 20.1(a).

              (D)  In the event of such default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the option to terminate this

      Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

              (E)  The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

                  (i)  The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

                (ii)  The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss Tenant proves could reasonably be avoided; plus

                (iii)  Any other amount necessary to compensate the Landlord for all the detriment approximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

              As used in subparagraphs (E), (i) and (ii) above, the "worth at the time of award" is computed by allowing interest at the prevailing discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus five (5%) percent, but in no event greater than the maximum amount permitted under California law. As used in subparagraph (ii) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

                (iv)  To the extent not otherwise recovered by Landlord, if Landlord terminates Tenant's right to possession of the Premises, Landlord shall also be entitled to recover a pro rata portion of leasing commissions paid by Landlord based on the balance of the Lease term, costs of recovering possession of the Premises, costs of preparing the Premises for reletting, and any other costs and expenses in lieu of any of the foregoing or in addition to them as may be permitted from time to time by the laws of the State of California.

                (v)  In the event of any such default by Tenant, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this subparagraph shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

                (vi)  If Tenant fails to perform any obligation required under this Lease or by law or governmental regulation, Landlord in its sole discretion may, upon ten (10) days written notice to Tenant, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest as provided below within ten (10) days of Landlord's written notice for such payment.

          (b)    Definition of Rent.    For all purposes of this Article 20, the term "Rent" shall be deemed to be the monthly Rent and all other sums required to be paid by Tenant pursuant to the terms of this Lease.

          (c)    Late Payment Charge.    Tenant hereby acknowledges that late payment by Tenant to Landlord of Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Rent or Additional Rent or other sum due from Tenant shall not be received by Landlord or its designee when due, Tenant shall pay to Landlord a late charge equal to One Thousand Dollars ($ 1000.00) in addition to such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. The Parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. If any rent remains delinquent for a period in excess of thirty (30) days, then in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate specified in Article 21.15 following the date such amount became due until paid. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant's default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Monthly Rent, then the Monthly Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary.

          (d)    Waiver.    The waiver by Landlord of any breach of any term, covenant, or condition contained in this Lease shall not be deemed to be a waiver of such term, covenant, or condition of any subsequent breach of the same or any other term, covenant, or condition contained in this Lease. The subsequent acceptance of Rent under this Lease by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant, or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.

          (e)    Habitual Default.    The provision of Article 20 notwithstanding, the parties agree that if Tenant shall have defaulted in the performance of any (but not necessarily the same) term or condition of this Lease for three or more times during any 12-month period during the Lease Term, then such conduct shall, at the election of the Landlord, represent a separate event of default which cannot be cured by Tenant. Tenant acknowledges that the purpose of this provision is to prevent repetitive defaults by Tenant, which work a hardship upon Landlord and deprive Landlord of Tenant's timely performance under the Lease.

        20.2    DEFAULT BY LANDLORD.    In the event Landlord fails or refuses to perform any of the provisions, covenants or conditions of this Lease on Landlord's part to be kept or performed, Tenant, prior to exercising any other right or remedy Tenant may have against Landlord on account of any such default, shall provide thirty (30) days written notice to Landlord of such default, specifying in reasonable detail the alleged nature of the default and specifically referencing each paragraph and subparagraph which Tenant believes to be in default. Notwithstanding any other provision hereof, Tenant agrees that if said default is of such a nature that the same can be rectified or cured by Landlord but cannot with reasonable diligence be rectified or cured within said thirty (30) day period, then such default shall be deemed to be rectified or cured if Landlord within said thirty (30) day period shall have diligently commenced the rectification or curing thereof and shall diligently continue thereafter to cause such rectification or curing to proceed to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises ("Mortgagee") that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effectuate a cure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an expressed third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee's interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit.

        In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

          (a)  the sole and exclusive remedy against Landlord shall be satisfied only out of the current rents and revenues of the Premises, net of all current operating expenses, liabilities, reserves and debt service and that no real or personal property of Landlord, its partners or agents shall be subject to levy on any judgment obtained against Landlord;

          (b)  no partner of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of the partnership);

          (c)  no service of process shall be made against any partner of Landlord (except as may be necessary to secure jurisdiction of the partnership);

          (d)  no partner of Landlord shall be required to answer or otherwise plead to any service of process;

          (e)  no judgment will be taken against any partner of Landlord;

          (f)    any judgment taken against any partner of Landlord may be vacated and set aside at any time without hearing;

          (g)  no writ of execution will ever be levied against the assets of any partner of Landlord;

          (h)  these covenants and agreements are enforceable both by Landlord and also by any partner of Landlord.

        Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or at common law.

ARTICLE 21.    ADDITIONAL PROVISIONS

        21.1    DISPUTE RESOLUTION.    Landlord and Tenant and any other party that may become a party to this Lease or be deemed a party to this Lease including any subtenants agree to and shall mediate any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute,, except for any claim by Landlord for unlawful detainer, or any action within the jurisdiction of the small claims court. The mediation shall be held prior to any court action or arbitration. The mediation shall be confidential and in accordance with California Evidence Code Sections 1119. In the event the parties are not able to agree on a mediator within thirty days JAMS or another judicial and mediation service mutually acceptable to the parties shall appoint a mediator. In the event the mediator determines that a second mediation session is necessary, it shall be conducted in accordance with this paragraph. Should the prevailing party attempt an arbitration or a court action before attempting to mediate, THE PREVAILING PARTY SHALL NOT BE ENTITLED TO ATTORNEYS FEES THAT MIGHT OTHERWISE BE AVAILABLE TO THEM IN A COURT ACTION OR ARBITRATION, AND IN ADDITION THERETO, THE PARTY WHO IS DETERMINED BY THE ARBITRATOR TO HAVE RESISTED MEDIATION SHALL BE SANCTIONED BY THE ARBITRATOR OR JUDGE. Except for any claim by Landlord for unlawful detainer or any claim within the Jurisdiction of the small claims court (which for such claims the parties agree shall be the sole court of competent jurisdiction), any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a two-step dispute resolution process administered by JAMS or another judicial and mediation service mutually acceptable to the parties involving first mediation, followed, if necessary, by final and binding arbitration administered by and in accordance with the then-existing rules and practice of the judicial and mediation service selected, and judgment upon any award rendered by the arbitrator(s) may be entered by any State or Federal Court having jurisdiction thereof. The parties to the arbitration shall have those rights of discovery that the arbitrator(s) deem necessary (after application to the arbitrator(s)) to a full and fair hearing of the matter. However, in no event shall the parties be entitled to propound interrogatories or requests for admissions during the arbitration process. The arbitrator shall be a retired judge or a licensed California Attorney. The venue for any such arbitration's or mediations shall be in Santa Clara County.

        21.2    TRANSFER OF LANDLORD'S INTEREST.    In the event of a sale or conveyance by Landlord of Landlord's interest in the Premises, the Building or the Parcel, other than a transfer for security purposes only, Landlord shall be relieved from and after the date specified in any such notice of transfer of all obligations and liabilities accruing thereafter on the part of Landlord, provided all such obligations of Landlord are expressly assumed in writing by Landlord's successor in interest and provided that any funds in the hands of Landlord at the time of transfer in which Tenant has an interest shall be delivered to the successor of Landlord. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee, provided all Landlord's obligations under this Lease are assumed in writing by the transferee.

        21.3    CAPTIONS; ATTACHMENTS; DEFINED TERMS.

          (a)    Captions.    The captions of the paragraphs of this Lease are for convenience only and shall not be deemed to be relevant in resolving any question of interpretation or construction of any section of this Lease.

          (b)  Attachments. Exhibit A attached to this Lease, and addenda and schedules initialed by the parties, are deemed by attachment to constitute part of this Lease and are incorporated in this Lease.

          (c)  Defined Terms. The words "Landlord" and "Tenant" as used in this Lease include the plural as well as the singular. Words used in neuter gender include the masculine and feminine, and words in the masculine or feminine gender include the neuter. The obligations contained in this Lease to be performed by Landlord shall be binding on Landlord's successors and assigns only during their respective periods of ownership.

        21.4    SEVERABILITY.    If any term or provision of this Lease shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected by such determination, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. It is the intention of the parties to this Lease that if any provision of this Lease is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning that renders it valid.

        21.5    NO PARTNERSHIP.    It is agreed that nothing contained in this Lease shall be deemed or construed as creating a partnership or joint venture between Landlord and Tenant or between Landlord and any other party, or cause Landlord to be responsible in any way for the debt or obligations of Tenant or any other party.

        21.6    TIME; JOINT AND SEVERAL LIABILITY.    Time is of the essence of this Lease and each and every provision of this Lease applicable to both Landlord and Tenant, except as to the conditions relating to the delivery of possession of the Premises to Tenant. All the terms, covenants, and conditions contained in this Lease to be performed by either party, if such party shall consist of more than one person or organization shall be deemed to be joint and several, and all rights and remedies of the parties shall be cumulative and nonexclusive of any other remedy at law or in equity.

        21.7    BINDING EFFECT; CHOICE OF LAW.    The parties to this Lease agree that all the provisions of this Lease are to be construed as both covenants and conditions as though the words imparting such covenants and conditions were used in each separate paragraph of this Lease. Subject to any provisions of this Lease restricting assignment or subletting by Tenant and subject to Section 21.1 of this Lease, all of the provisions of this Lease shall bind and inure to the benefit of the parties to this Lease and their respective heirs, legal representatives, successors, and assigns. This Lease shall be governed by and construed pursuant to the laws of the State of California, and the parties agree that venue for all matters shall be in Santa Clara County, California.

        21.8    WAIVER.    No covenant, term or condition, or the breach of such covenant, term or condition, shall be deemed waived, except by written consent of the party against whom the waiver is claimed, and any waiver of the breach of any covenant, term, or condition shall not be deemed to be a waiver of other covenant, term, or condition. Acceptance by either party of any performance by the other after the time the same shall have become due shall not constitute a waiver by the other party of the breach or default of any covenant, term, or condition, unless otherwise expressly agreed in writing by the other party.

        21.9    SURRENDER OF PREMISES.    The voluntary or other surrender of this Lease by Tenant or a mutual cancellation of this Lease shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as on assignment to it of any or all such subleases or subtenancies.

        21.10    HOLDING OVER.    Any holding over after the termination or Expiration Date with Landlord's consent, shall be construed as a month-to-month tenancy, terminable on thirty (30) days written notice from either party, and Tenant shall pay as Base Rent to Landlord a rate equal to one hundred fifty percent (150%) of the Base Rent or Percentage Rent whichever is greater due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect following the expiration of the applicable exercise period. Tenant shall indemnify, defend, and hold Landlord harmless from all loss or liability (including, without limitation, any loss or liability resulted from any claim against Landlord made by any succeeding tenant) resulting from Tenant's failure to timely surrender the Premises to Landlord and losses to Landlord due to lost opportunities to lease the Premises to succeeding tenants.

        21.11    FORCE MAJEURE.    Any prevention, delay, or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes for them, governmental restrictions, governmental regulations, governmental controls, enemy or hostile governmental action, civil commotion, fire or other casualty and other causes beyond the reasonable control of the party obligated to perform, shall excuse the performance by such party for a period equal to any such prevention, delay, or stoppage.

        21.12    REASONABLE CONSENT.    Except as limited elsewhere in this Lease, wherever in this Lease Landlord or Tenant is required to give its consent or approval to any action on the part of the other, such consent or approval shall not be unreasonably withheld.

        21.13    NOTICES    Whenever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other, such notice or demand shall be given or served, and shall not be deemed to have been duly given or served unless in writing and served personally or forwarded by certified mail, return receipt requested, or by guaranteed overnight mail delivery service, addressed to the addresses of the parties specified on the signature page to this Lease. Either party may change such addresses by written notice by certified or registered mail to the other.

        21.14    COSTS OF SUIT.    If Tenant or Landlord shall bring any action for any relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of Rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys' fees that shall be deemed to have accrued on the commencement of such action and shall be paid whether or not such action is prosecuted to judgment, subject to the provisions of Article 21.1. Attorneys' fees incurred in enforcing any judgment are recoverable as a separate item. This provision is intended to be severable from other provisions of the Lease and to survive any judgment and is not to be deemed merged into the judgment.

        21.15    INTEREST CHARGES.    All Rent, Additional Rent and all other charges due from Tenant to Landlord, if not paid when due, shall bear interest at the rate of the Reference Rate published by Bank of America, San Francisco Branch, plus two percent (2%) per annum from that date until paid in full ("Agreed Interest Rate"). This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment(including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.

        21.16    AUTHORITY OF PARTIES.    Tenant represents and warranties that it is duly formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. At Landlord's request, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease.

        21.17    BROKERS.    Tenant represents that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, other than Mark Costa of Terranomics Retail Services, representing Tenant and John Machado of Colliers= International, representing the Landlord, whose commissions Landlord will be solely responsible for payment, and that Tenant knows of no other real estate broker or agent who is, or might be, entitled to a commission in connection with this Lease.

        21.18    NO PRESUMPTIONS AGAINST DRAFTER.    Tenant understands, agrees and acknowledges that this Lease has been freely negotiated by both parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

        21.19    RECORDING.    Neither Landlord nor Tenant shall record this Lease or a short form memorandum thereof without the consent of the other.

        21.20    MODIFICATIONS REQUIRED BY LENDER.    If any Lender of Landlord or ground lessor of the Real Property Requires a modification of this Lease that will not increase Tenant's cost or expense or materially or adversely change Tenant's rights and obligations, this Lease shall be so modified and Tenant shall execute whatever documents are required and deliver them to Landlord within ten (10) days after the request.

        21.21    ENTIRE AGREEMENT.    THIS INSTRUMENT ALONG WITH ANY EXHIBITS AND ATTACHMENTS TO THIS LEASE CONSTITUTES THE ENTIRE AGREEMENT BETWEEN LANDLORD AND TENANT RELATIVE TO THE PREMISES AND THIS AGREEMENT, AND THE EXHIBITS AND ATTACHMENTS MAY BE ALTERED, AMENDED, OR REVOKED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY BOTH LANDLORD AND TENANT. IT IS UNDERSTOOD THAT THIS LEASE SUPERSEDES AND CANCELS ANY AND ALL PREVIOUS NEGOTIATIONS, ARRANGEMENTS, BROCHURES, AGREEMENTS, OR REPRESENTATIONS, AND UNDERSTANDINGS, IF ANY, BETWEEN THE PARTIES TO THIS LEASE.

TENANT:	LANDLORD:
CHICAGO PIZZA & BREWERY, INC. A California Corporation	SOBRATO INTERESTS II A California Limited Partnership
By:	By:
Paul Montenko Co-Chief Executive Officer	John Michael Sobrato Its authorized agent
Address: 16162 Beach Boulevard, Suite 100 Huntington Beach, California 92647	Address: 10060 North De Anza Boulevard, Suite 200 Cupertino, California 95014
Attention: Jerry Hennessy or Paul Montenko	Attention: John M. Sobrato
Date of Execution: January , 2002	Date of Execution: January , 2002

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LEASE BETWEEN SOBRATO INTERESTS II, a California Limited Partnership and CHICAGO PIZZA & BREWERY, INC., a California corporation
Table of Contents
LEASE
ARTICLE 1. PREMISES
ARTICLE 2. TERM
ARTICLE 3. RENT
ARTICLE 4. TAXES
ARTICLE 5. USE
ARTICLE 6. UTILITIES
ARTICLE 7. MAINTENANCE AND REPAIR
ARTICLE 8. ALTERATIONS AND ADDITIONS
ARTICLE 9. ENTRY BY LANDLORD
ARTICLE 10. LIENS
ARTICLE 11. INDEMNITY
ARTICLE 12. INSURANCE
ARTICLE 13. DAMAGE AND DESTRUCTION
ARTICLE 14. EMINENT DOMAIN
ARTICLE 15. OUTSIDE AREAS
ARTICLE 16. ASSIGNMENT AND SUBLEASE; WAIVER OF LANDLORD'S LIEN
ARTICLE 17. SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT; LANDLORD'S WARRANTIES AND REPRESENTATIONS: ESTOPPEL CERTIFICATE
ARTICLE 18. LANDLORD'S WARRANTIES, REPRESENTATIONS AND COVENANTS
ARTICLE 19. SIGNS
ARTICLE 20. DEFAULT REMEDIES
ARTICLE 21. ADDITIONAL PROVISIONS